EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-64510 and 333-100926) of Global Power Equipment Group Inc. of our reports dated February 13, 2004 relating to the consolidated financial statements and financial statement schedule for the year ended December 27, 2003, which appears in this Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 9, 2004